Exhibit 99(a)

DESCRIPTION OF THE MARSHALL & ILSLEY CORPORATION AND METAVANTE CORPORATION SEPARATION TRANSACTION

Description of the Transactions

     Set for below is a description of the transactions contemplated by the transaction agreements relating to the proposed separation of Marshall & Ilsley Corporation and Metavante Corporation (which are referred to herein as the “transaction agreements”). This description of the material aspects of the transactions does not purport to be complete, and is qualified in all respects by reference to the text of the investment agreement, the separation agreement and the tax allocation agreement, each dated as of April 3, 2007, and the form of shareholders agreement and form of stock purchase right agreement, which are attached as Exhibits (2)(a), (2)(b), (10)(a), (10)(c) and (10)(d), respectively, to Marshall & Ilsley Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2007.

Business Entities Involved in the Transactions

     Marshall & Ilsley Corporation. Marshall & Ilsley Corporation (NYSE: MI), a Wisconsin corporation referred to herein as “Marshall & Ilsley,” is a diversified financial services corporation headquartered in Milwaukee, Wisconsin with $58.3 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank, Marshall & Ilsley’s wholly-owned subsidiary, is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, Marshall & Ilsley has 48 locations throughout Arizona; 30 offices along Florida’s west coast and central Florida; 16 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minnesota; three offices in Tulsa, Oklahoma; and one office in Las Vegas, Nevada. Marshall & Ilsley’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. Marshall & Ilsley also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). Marshall & Ilsley’s customer-based approach, internal growth, and strategic acquisitions have made Marshall & Ilsley a nationally recognized leader in the financial services industry.

     The business of Marshall & Ilsley, excluding Metavante’s business, is referred to herein as Marshall & Ilsley’s banking business. As described below, following completion of the transactions described herein, Marshall & Ilsley will be a limited liability company and will continue to own and operate the banking business but will be a subsidiary of a new publicly-traded company, New M&I Corporation (which is described below), which will change its name to “Marshall & Ilsley Corporation” in connection with completion of the transactions.

     Metavante Corporation. Metavante Corporation, a Wisconsin corporation, delivers banking and payments technologies to over 8,600 financial services firms and businesses worldwide. Metavante’s integrated products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, lockbox services, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, government and merchant processing and business transformation services. Headquartered in Milwaukee, Wisconsin, Metavante is currently a wholly-owned subsidiary of Marshall & Ilsley. Metavante Corporation is referred to herein as “Metavante.” As described below, following completion of the transactions, Metavante will be a direct wholly-owned subsidiary of a new publicly-traded company, Metavante Holding Company (which is described below), and will continue to own Metavante’s business.

     Metavante Holding Company. Metavante Holding Company, a Wisconsin corporation and a direct, wholly-owned subsidiary of Marshall & Ilsley, was formed in March 2007 by Marshall & Ilsley for the purpose of completing the transactions. Following completion of the transactions, New Metavante will be a separate, publicly-traded company that will own Metavante, which will continue to own the equity of the companies that own and operate Metavante’s business. In connection with the completion of the transactions, the name of Metavante Holding Company will be changed to “Metavante Technologies, Inc.” Metavante Holding Company is referred to herein as “New Metavante.” New M&I Corporation. New M&I Corporation, a Wisconsin corporation and a direct, wholly-owned subsidiary of New Metavante, was formed by New Metavante for the purpose of completing the transactions. Following completion of the transactions, New M&I Corporation will be a separate, publicly-traded company that will own the equity of the companies that own and operate Marshall & Ilsley’s banking business. In connection with the completion of the transactions, the name of New M&I Corporation will be changed to “Marshall & Ilsley Corporation.” New M&I Corporation is referred to herein as “New Marshall & Ilsley.” Montana Merger Sub Inc. Montana Merger Sub Inc., a Wisconsin corporation and a direct, wholly-owned subsidiary of New Metavante, was formed by New Metavante for the purpose of effecting a merger with Marshall & Ilsley in connection with the completion of the transactions (which is referred to herein as the “holding company merger.” Montana Merger Sub Inc. is referred to herein as “Merger Sub.” WPM, L.P. WPM, L.P. is a Delaware limited partnership organized by Warburg Pincus Private Equity IX, L.P., a global private equity investment fund managed by Warburg Pincus LLC. WPM, L.P. is referred to herein as “Investor.” Warburg Pincus Private Equity IX, L.P. Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership, is a global private equity investment fund managed by Warburg Pincus LLC and is an affiliate of Investor. Under the investment agreement, Investor may, under certain circumstances, assign its rights under the investment agreement to Warburg Pincus Private Equity IX, L.P. or one or more successor funds to the Investor each of which is controlled by Warburg Pincus LLC and/or Warburg Pincus & Co. (or a controlled affiliate of one of such entities) and is managed by Warburg Pincus LLC or its affiliates.

Overview

     On April 3, 2007, Marshall & Ilsley, Merger Sub, Metavante, New Metavante and Investor entered into the investment agreement pursuant to which, among other things:

  Marshall & Ilsley will separate into two publicly-traded companies: New Marshall & Ilsley, which will own and operate Marshall & Ilsley’s banking business, and the issued and outstanding common stock of which will be owned 100% by the Marshall & Ilsley shareholders, and New Metavante, which will own and operate Metavante’s business, and 75% of the issued and outstanding common stock of which will be owned by Marshall & Ilsley shareholders and the remaining 25% of which will be owned by Investor;

  Marshall & Ilsley’s shareholders will receive three shares of New Marshall & Ilsley common stock (which is referred to herein as the “New Marshall & Ilsley share distribution”) and one share of New Metavante common stock for every three shares of Marshall & Ilsley common stock held;

  Investor will invest $625 million in New Metavante for an equity interest representing 25% of the New Metavante common stock (which is referred to herein as the “New Metavante share issuance”);

  New Metavante and/or one or more of its subsidiaries will incur approximately $1.75 billion of indebtedness;

  Metavante will pay off certain intercompany indebtedness plus accrued and unpaid interest owed to Marshall & Ilsley (the amount currently owed is approximately $982 million) and distribute $1.040 billion of cash (which is expected to include $290 million of Metavante’s excess cash) to New Metavante; and

  New Metavante will contribute to New Marshall & Ilsley $1.665 billion in cash (which includes the $625 million of proceeds from the investment by Investor and the $1.040 billion distribution of cash from Metavante (which is expected to include $290 million of Metavante’s excess cash)).

As a result of the completion of the transactions contemplated by the investment agreement,

  each holder of Marshall & Ilsley common stock as of the effective time of the holding company merger will have received three shares of New Marshall & Ilsley common stock and one share of New Metavante common stock for every three shares of Marshall & Ilsley common stock held of record;

  Investor will have received shares of New Metavante common stock that represent 25% of the shares of New Metavante common stock; and

  each holder of Marshall & Ilsley common stock as of the effective time of the holding company merger that would otherwise be entitled to receive fractional shares of New Metavante common stock resulting from the holding company merger will have received cash in lieu of such fractional shares (and therefore will not receive shares of New Marshall & Ilsley common stock in respect of such fractional shares).

     The shares of New Marshall & Ilsley common stock to be issued to the holders of Marshall & Ilsley common stock will represent 100% of the outstanding shares of New Marshall & Ilsley common stock and the shares of New Metavante common stock to be issued to the holders of Marshall & Ilsley common stock will represent 75% of the outstanding shares of New Metavante common stock.

Timing and Structure of the Transactions

     To accomplish the results described above, on the terms and subject to the conditions of the transaction agreements, the parties will engage in the following transactions in the order set forth below. Step 1, the declaration of the conditional distributions and the setting of the record date for the distributions, is expected to take place a number of days prior to or on the closing date. Steps 2 through 10 are all expected to occur on the closing date. Step 11, the automatic conversion of the shares of New Metavante Class A common stock, will occur on the day following the closing date as described below.

  Step 1: Declaration of Conditional Distributions and Setting of Record Date. The New Metavante board of directors (which, at that time, will be comprised of Ted D. Kellner, Dennis J. Kuester, Michael D. Hayford and Frank R. Martire) will declare a conditional distribution and set the record date for the New Marshall & Ilsley share distribution. The record date for the distribution is expected to be 5:00 p.m. Central Standard Time on the closing date. Because Marshall & Ilsley and New Metavante will instruct the exchange agent for the holding company merger not to permit any transfers of shares of New Metavante common stock from the effective time of the holding company merger up to and including the record date for the distribution, each holder of Marshall & Ilsley common stock that receives shares of New Metavante common stock in the holding company merger will also be a holder of record of shares of New Metavante common stock as of the record date for the distribution and therefore will receive the shares of New Marshall & Ilsley common stock in the New Marshall & Ilsley share distribution. The distribution will be subject to the satisfaction or waiver of the conditions set forth in the separation agreement and the investment agreement.

  Step 2: Holding Company Merger. Marshall & Ilsley, New Metavante and Merger Sub will effect the holding company merger by which Merger Sub will merge with and into Marshall & Ilsley with Marshall & Ilsley continuing as the surviving corporation and as a direct, wholly-owned subsidiary of New Metavante. In the holding company merger, every three issued and outstanding shares of Marshall & Ilsley common stock will automatically convert into one share of New Metavante common stock. Fractional shares of New Metavante common stock will not be issued in connection with the holding company merger. Holders of shares of common stock of Marshall & Ilsley that would otherwise be entitled to receive fractional shares of New Metavante common stock resulting from the holding company merger will be paid cash in lieu of such fractional shares (and therefore will not receive shares of New Marshall & Ilsley common stock in the New Marshall & Ilsley share distribution in respect of such fractional shares as described in Step 10 below). As a result of the holding company merger, New Metavante will be a publicly-traded company that will own the equity of the companies that own and operate Metavante’s business and Marshall & Ilsley’s banking business.

  Step 3: Marshall & Ilsley Conversion. Immediately following the effective time of the holding company merger, Marshall & Ilsley will convert from a Wisconsin corporation to a Wisconsin limited liability company. This conversion is referred to herein as the “Marshall & Ilsley LLC conversion.” The purpose of the Marshall & Ilsley LLC conversion (together with the holding company merger) is to cause New Metavante to be treated as the successor to Marshall & Ilsley for federal income tax purposes, which is necessary for the transaction to have the anticipated tax consequences.

  Step 4: Metavante Distribution. Marshall & Ilsley, now a limited liability company and a direct, wholly-owned subsidiary of New Metavante, will distribute the outstanding shares of Metavante capital stock to New Metavante, which is referred to herein as the “Metavante distribution.” Following completion of this distribution, Metavante, which operates Metavante’s business directly or through its subsidiaries, will be a direct, wholly-owned subsidiary of New Metavante.

  Step 5: Investment by Investor. Investor will purchase for $625 million (i) shares of New Metavante Class A common stock that, as described below in Step 11, will automatically convert on a one-for-one basis into shares of New Metavante common stock at 12:01 a.m. Eastern Standard Time on the day following the closing date and (ii) a stock purchase right to acquire additional shares of New Metavante common stock under certain circumstances.

  Step 6: Consummation of the Debt Financing. Contemporaneous with the investment by Investor, New Metavante and/or one or more of its subsidiaries will incur approximately $1.75 billion of indebtedness.

  Step 7: Payment of Intercompany Indebtedness; Distribution. Metavante will pay off certain intercompany indebtedness plus accrued and unpaid interest owed to Marshall & Ilsley (the amount currently owed is approximately $982 million). Immediately following the purchase of shares of Class A common stock by Investor, the consummation of the debt financing and the payment of the intercompany indebtedness, Metavante will make a distribution in cash equal to $1.040 billion (which is expected to include $290 million of Metavante’s excess cash) to New Metavante.

  Step 8: Cash Contribution. New Metavante will contribute to New Marshall & Ilsley $1.665 billion in cash (which includes the $625 million of proceeds from the sale of the New Metavante common stock to Investor and the $1.040 billion cash distribution from Metavante (which is expected to include $290 million of Metavante’s excess cash)).

  Step 9: Marshall & Ilsley Contribution. New Metavante will contribute the membership interests of Marshall & Ilsley to New Marshall & Ilsley, which at that time will be a direct, wholly-owned subsidiary of New Metavante.
  This contribution is referred to herein as the “Marshall & Ilsley contribution.” Following these transactions, New

  Metavante will have two direct, wholly-owned subsidiaries: New Marshall & Ilsley, which will own the equityof the companies that own and operate Marshall & Ilsley’s banking business, and Metavante, which will operateMetavante’s business directly or through its subsidiaries.

  Step 10: New Marshall & Ilsley Share Distribution. New Metavante will effect the New Marshall & Ilsley share distribution by instructing the distribution agent to record in the stock transfer records of New Marshall & Ilsley the distribution of three shares of New Marshall & Ilsley common stock to each holder of New Metavante common stock (other than the New Metavante Class A common stock) as of the record date for the distribution for each share of New Metavante common stock held of record and take the necessary actions to provide for the exchange of shares of Marshall & Ilsley common stock for shares of New Metavante common stock in the holding company merger (and, if applicable, a check representing cash in lieu of fractional shares of New Metavante common stock) and New Marshall & Ilsley common stock in the New Marshall & Ilsley share distribution.

  Step 11: Conversion of Class A Common Stock. At 12:01 a.m. Eastern Standard Time on the day following the closing date, each share of New Metavante Class A common stock issued to Investor in Step 5 above will automatically convert into one share of New Metavante common stock, which shares of New Metavante common stock in the aggregate will represent 25% of the shares of New Metavante common stock. Immediately following the conversion of the New Metavante Class A common stock, the New Metavante common stock will be the only class of New Metavante capital stock outstanding.

     The diagrams below show the Marshall & Ilsley companies involved in the transactions prior to the transactions and after giving effect to the transactions.

Diagram 1: Current Structure of Marshall & Ilsley, Metavante and New Metavante

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Diagram 2: Structure After Giving Effect to the Transactions

*	To be renamed Metavante Technologies, Inc. in connection with the completion of the transactions.

**	To be renamed Marshall & Ilsley Corporation in connection with the completion of the transactions.

The Holding Company Merger

     In the holding company merger, Merger Sub, a direct, wholly-owned subsidiary of New Metavante, will be merged with and into Marshall & Ilsley with Marshall & Ilsley continuing as the surviving corporation and as a direct, wholly-owned subsidiary of New Metavante. Every three issued and outstanding shares of Marshall & Ilsley common stock will automatically convert into one share of New Metavante common stock; provided, that fractional shares of New Metavante will not be issued in connection with the holding company merger and holders of shares of common stock of Marshall & Ilsley that would otherwise be entitled to receive fractional shares of New Metavante common stock resulting from the holding company merger will be paid cash in lieu of such fractional shares (and therefore will not receive shares of New Marshall & Ilsley common stock in the New Marshall & Ilsley share distribution in respect of such fractional shares) in an amount equal to the value of such fractional shares based on the last sale price, or the closing bid price if no sale occurred, of Marshall & Ilsley common stock on the last business day prior to the closing of the transactions. Each issued and outstanding share of Merger Sub common stock will automatically convert into one share of common stock of the surviving corporation. As a result of the holding company merger, New Metavante will be a publicly-traded company that will own the equity of the companies that own and operate Marshall & Ilsley’s banking business and Metavante’s business.

     Prior to the effective time of the holding company merger, New Metavante’s board of directors will adopt, and Marshall & Ilsley, as the sole shareholder of New Metavante at that time, will approve restated articles of incorporation and amended and restated by-laws. The New Metavante restated articles of incorporation and amended and restated by-laws will contain provisions that differ from those of Marshall & Ilsley’s articles of incorporation and amended and restated by-laws. In addition, prior to the closing, New Metavante will enter into the shareholders agreement with Investor.

The Investment by Investor

     Immediately following the Metavante distribution, Investor will purchase from New Metavante shares of New Metavante Class A common stock and a stock purchase right for an aggregate purchase price of $625 million, which is referred to herein as the “equity investment.” The terms of the New Metavante Class A common stock provide that shares of such class are not entitled to participate in the New Marshall & Ilsley share distribution. At 12:01 a.m. Eastern Standard Time on the day following the closing date, each share of New Metavante Class A common stock will automatically convert into one share of New Metavante common stock, which shares of New Metavante common stock in the aggregate will represent 25% of the shares of New Metavante common stock.

     The investment agreement provides that, at the closing of the transactions, New Metavante and Investor will enter into a stock purchase right agreement, which gives Investor the right to purchase shares of common stock of New Metavante if employee stock options that are outstanding immediately following the New Marshall & Ilsley share distribution are exercised after the share distribution. The stock purchase right agreement will ensure that Investor will own 25% of the common stock of New Metavante following consummation of the issuance and sale by New Metavante to Investor of New Metavante Class A common stock.

Debt Financing

     Substantially contemporaneously with the investment by Investor, New Metavante and/or one or more of its subsidiaries will enter into a credit facility providing for a $1.75 billion term loan and a $250 million revolving credit facility, which is referred to herein collectively as the “credit facility.” Metavante has obtained a commitment letter from JPMorgan, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers Inc., and Baird Financial Corporation, and certain of their respective affiliates, to provide the credit facility.

The New Marshall & Ilsley Share Distribution

     On or prior to the closing date, New Marshall & Ilsley’s board of directors will adopt, and New Metavante, as the sole shareholder of New Marshall & Ilsley at that time, will approve restated articles of incorporation and amended and restated by-laws. The New Marshall & Ilsley restated articles of incorporation and amended and restated by-laws will contain provisions that differ from those of Marshall & Ilsley’s articles of incorporation and by-laws. Prior to the New Marshall & Ilsley share distribution, New Marshall & Ilsley and New Metavante will cause the number of outstanding shares of New Marshall & Ilsley common stock to be increased to at least equal to the number of shares to be distributed to holders of record of New Metavante common stock in the New Marshall & Ilsley share distribution.

     At the time established by the New Metavante board of directors, which will be on the closing date and after 5:00 p.m. Eastern Standard Time, New Metavante will effect the New Marshall & Ilsley share distribution.

     New Metavante will effect the New Marshall & Ilsley share distribution by instructing the distribution agent to record in the stock transfer records of New Marshall & Ilsley the distribution of three shares of New Marshall & Ilsley common stock to each holder of New Metavante common stock (other than the New Metavante Class A common stock) as of the record date for the distribution for each share of New Metavante common stock held of record.

Restrictions on Payment of Dividends

     Under the Wisconsin business corporation law, which is referred to herein as the “WBCL,” distributions are paid at the discretion of the board of directors of a Wisconsin corporation. The board may authorize, and the corporation may make, distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts to be determined by the board, unless: (i) after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed, upon dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of the distribution. Additionally, Section 183.0607 of the Wisconsin limited liability companies act, which is referred to herein as the “WLLCA,” contains a similar prohibition with respect to distributions by limited liability companies.

     In addition, under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer or fraudulent conveyance laws, a transfer or conveyance or the incurrence of an obligation is fraudulent if at the time of such transfer or conveyance or incurrence of such obligation, the transferor or obligor (a) made such transfer or conveyance or incurred such obligation with the intent to hinder, delay or defraud any present or future creditor or (b) received less than reasonably equivalent value or fair consideration for the transfer or conveyance or for the incurrence of the obligation and (i) was insolvent or rendered insolvent by reason of such transfer or conveyance or the incurrence of such obligation, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature.

     The measures of insolvency may vary depending upon the applicable law. As a general matter, a transferor or obligor will be considered insolvent if (a) the sum of its debts, including contingent liabilities, is greater than the saleable value of its assets, (b) the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities as they become absolute and mature or (c) it cannot pay its debts as they become due.

     These provisions will apply to New Metavante in connection with it declaring and effecting the distributions and to Metavante in connection with the transfer to New Metavante of the proceeds of the debt financing, as applicable. New Metavante must also have adequate capital in excess of the amount of the New Marshall & Ilsley share distribution, be solvent at the time of the making of the New Marshall & Ilsley share distribution and not become insolvent as a result of making such distribution.

     It is a condition to the closing of the transactions that the Marshall & Ilsley Board, New Metavante and Metavante have received opinions of a valuation firm with respect to the capital adequacy and solvency of certain of the entities involved in the transactions.

Receipt of Shares and Cash In Lieu of Fractional Shares

     Holders of common stock of Marshall & Ilsley that are entitled to receive shares of New Metavante in the holding company merger and shares of New Marshall & Ilsley common stock and cash in lieu of fractional shares in the New Marshall & Ilsley share distribution will receive those shares and cash in the manner described below.

New Metavante and New Marshall & Ilsley Shares. The exchange agent will:

  record in the stock transfer records of New Metavante the issuance of one share of New Metavante common stock to each holder of Marshall & Ilsley common stock as of the effective time of the holding company merger for every three shares of Marshall & Ilsley common stock held of record; and

  record in the stock transfer records of New Marshall & Ilsley the distribution of three shares of New Marshall & Ilsley common stock to each holder of New Metavante common stock (other than the New Metavante Class A common stock) as of the record date for distributions for each share of New Metavante common stock held of record.

     In addition, following the closing date, the exchange agent will mail to holders of record of stock certificates representing shares of Marshall & Ilsley common stock a letter of transmittal and instructions on how to surrender their shares of Marshall & Ilsley common stock. Upon surrender of such shares to the exchange agent, each such holder will receive the number of shares of New Metavante common stock into which such holder’s shares of Marshall & Ilsley common stock were converted in the holding company merger (and, if applicable, a check representing cash in lieu of fractional shares of New Metavante common stock) and the number of shares of New Marshall & Ilsley common stock distributed to such holder in the New Marshall & Ilsley share distribution. Unless holders of stock certificates representing shares of Marshall & Ilsley common stock request physical certificates in the letter of transmittal, they will receive shares of New Metavante common stock and shares of Marshall & Ilsley common stock in book-entry form.

     Holders of shares of Marshall & Ilsley common stock that are not represented by one or more stock certificates, including shares held in “street name” through a broker, will receive the applicable number of shares of New Metavante common stock (and, if applicable, a check representing cash in lieu of fractional shares of New Metavante common stock) and the applicable number of shares of New Marshall & Ilsley common stock without any action on the part of such holders and will receive shares of New Metavante common stock and shares of New Marshall & Ilsley common stock in book-entry form.

     Fractional Shares of New Metavante. Fractional shares of New Metavante will not be issued in connection with the holding company merger. Holders of shares of common stock of Marshall & Ilsley that would otherwise be entitled to receive fractional shares of New Metavante resulting from the holding company merger will be paid cash in lieu of such fractional shares (and therefore will not receive shares of New Marshall & Ilsley common stock in respect of such fractional shares) in an amount equal to the value of such fractional shares based on the last sale price, or the closing bid price if no sale occurred, of Marshall & Ilsley common stock on the last business day prior to the closing of the transactions. Following the closing date, the distribution agent will pay to holders of record of New Metavante common stock (other than the New Metavante Class A common stock) as of the record date for the distribution the amount of cash in lieu of fractional shares of New Metavante to which such holder is entitled.

For example, a holder of 100 shares of Marshall & Ilsley common stock will receive:

  33 shares of New Metavante common stock plus cash in lieu of the one-third share of New Metavante common stock that you would otherwise be entitled to receive; and

  99 shares of New Marshall & Ilsley common stock.

Determination of Investment by Investor; Stock Purchase Right Agreement

     New Metavante will issue new shares of its Class A common stock to Investor (referred to herein as the “New Metavante share issuance”) in order to provide Investor with shares of New Metavante Class A common stock that will be convertible into shares of New Metavante common stock representing 25% of the shares of New Metavante common stock.

     The number of shares of New Metavante common stock that would represent 25% of the New Metavante common stock at the closing of the transactions could not be fixed on the date of execution of the investment agreement, however, because the number of issued and outstanding shares of Marshall & Ilsley will change between the date of execution of the investment agreement and the closing date. Accordingly, the investment agreement provides for a formula pursuant to which Investor and Marshall & Ilsley mutually will determine the number of shares of New Metavante Class A common stock to be acquired by Investor in the New Metavante share issuance so that such shares will convert into shares of New Metavante common stock representing 25% of the shares of New Metavante common stock, which number will be determined by multiplying (i) one-third by (ii) the sum of the number of shares of Marshall & Ilsley common stock outstanding immediately prior to the closing of the transactions and the number of restricted shares of Marshall & Ilsley common stock outstanding at that time.

     The investment agreement provides that, at the closing of the transactions, New Metavante and Investor will enter into a stock purchase right agreement, which gives Investor the right to purchase shares of common stock of New Metavante if employee stock options that are outstanding immediately following the New Marshall & Ilsley share distribution are exercised after the share distribution. The stock purchase right agreement will ensure that Investor will own 25% of the common stock of New Metavante following consummation of the issuance and sale by New Metavante to Investor of New Metavante Class A common stock.

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